Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation for 2009 (“Form 10-K”), of our report dated February 9, 2010, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries, to all references to our firm in the Form 10-K and to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Forms S-3 (File No. 333-146988, effective November 13, 2007; File No. 333-143659, effective July 18, 2007; and File No. 333-139480, effective January 23, 2007).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

March 12, 2010